UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2016

DOUBLE CROWN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53389	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10120 S. Eastern Ave., Suite 200, Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707) 961-6016

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The following is an informational update from Double Crown Resources management to our shareholders and the investing public.

Double Crown Resources, Inc. is pleased to announce that a final contract has been signed with a major buyer of precious metals from South Korea for regular shipments of gold products in 2016 valued at over $20 million per month, gross revenue. The terms of the agreement specify monthly deliveries of no less than 600 kg of gold over the next 12 months. Precious metals sources for these orders will be from multiple locations in Double Crown's established mining resource network throughout Central & South America. Double Crown anticipates arranging for the first shipment to be sent within the month of January.

Furthermore, Double Crown management is continuing negotiations for multiple Latin American mining resource acquisitions with key precious metals reserves. The strong demand developing in the current world markets for these products is providing a great opportunity for expansion of our business plans in the precious metals marketing sector. The Wall Street Journal and other major media sources recently cited rising global political tensions as a current force driving gold & precious metals prices higher.

In addition to the first commercial contract for gold shipments just completed, a number of other specific precious metals supply agreements are also moving forward at this time.  New details will be announced as developments occur.

On January 8, 2016, a Form 4 was filed reporting the sale of 1,742,999 shares by Jerold S. Drew. The proceeds of that sale were reinvested in the company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE CROWN RESOURCES, INC.

Date: January 19, 2016	By:	/s/ Jerold S. Drew
	Name:	Jerold S. Drew
	Title:	Chief Executive Officer